Exhibit 10.9

PIPELINES AND STORAGE FACILITIES AGREEMENT

This Pipelines and Storage Facilities Agreement is made and entered into as of the Commencement Date, by and among Lion Oil Company, an Arkansas corporation (the “Company”), Delek Logistics Partners, LP, a Delaware limited partnership (the “Partnership”), SALA Gathering Systems LLC, a Texas limited liability company (“SALA”), El Dorado Pipeline Company, LLC, a Delaware limited liability company (“El Dorado”), and Magnolia Pipeline Company, LLC, a Delaware limited liability company (“Magnolia”) (each of the Company, the Partnership, SALA, El Dorado and Magnolia referred to individually as a “Party” or collectively as the “Parties”), and, for the limited purposes specified in Article 28, J. Aron & Company, a New York general partnership (“J. Aron”).

WHEREAS, in connection with the Supply and Offtake Agreement, the Company, Lion Oil Trading & Transportation, Inc. and J. Aron entered into the Storage Facilities Agreement;

WHEREAS, pursuant to and subject to the terms of the Supply and Offtake Agreement, J. Aron will supply Crude Oil to the Company to be processed at the Refinery and purchase Products produced by the Company at the Refinery;

WHEREAS, on the Commencement Date, the Company contributed to the Partnership 100% of the membership interests in SALA, El Dorado and Magnolia, including rights, title and interest in the Pipelines and Crude Storage Tanks (the “Contribution”);

WHEREAS, in connection with the Contribution, (i) the Supply and Offtake Agreement is being amended to reflect the Contribution and the status of this Agreement thereunder, (ii) the Storage Facilities Agreement is being amended to remove therefrom the assets subject to the Contribution and the rights and obligations of the parties thereto related to such assets and (iii) the Parties are entering into this Agreement to provide for the rights and obligations of the Parties with respect to such assets; and

WHEREAS, the Company and the Partnership Parties desire to record the terms and conditions upon which the Company shall continue to use the Storage Facilities and Pipelines and the Partnership Parties shall serve as operators of the Crude Storage Tanks and the Pipelines and bailees of all Crude Oil and Products held therein and owned by the Company or its assignee;

NOW, THEREFORE, in consideration of the premises and the respective promises, conditions, terms and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties do hereby agree as follows:

1. Definitions and Construction.

1.1 Definitions. For purposes of this Agreement, including the foregoing recitals, the following terms shall have the meanings indicated below:

“Actual Month End Crude Volume” has the meaning specified in Section 6.10(a).

“Actual Month End Product Volume” has the meaning specified in Section 6.10(a).

“Actual Shipments” means the volume of Crude Oil or Products that is delivered on the applicable Pipeline under this Agreement.

“Affiliate” means, with to respect to a specified Person, any other Person controlling, controlled by or under common control with that first Person. As used in this definition, the term “control” includes (i) with respect to any Person having voting securities or the equivalent and elected directors, managers or Persons performing similar functions, the ownership of or power to vote, directly or indirectly, voting securities or the equivalent representing 50% or more of the power to vote in the election of directors, managers or Persons performing similar functions, (ii) ownership of 50% or more of the equity or equivalent interest in any Person and (iii) the ability to direct the business and affairs of any Person by acting as a general partner, manager or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, Delek US and its subsidiaries (other than the Partnership and its subsidiaries), including the Company, on the one hand, and the Partnership and its subsidiaries, including the Partnership Parties, on the other hand, shall not be considered Affiliates of each other.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, agreement, requirement, or other governmental restriction or any similar form of decision of, or any provision of condition of any permit, license or other operating authorization issued under any of the foregoing by, or any determination by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including, without limitation, all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question.

“Arbitrable Dispute” means any and all disputes, controversies and other matters in question between the Partnership Parties, on the one hand, and the Company, on the other hand, required to be resolved by arbitration under this Agreement.

“Bankrupt” means a Person that (i) is dissolved, other than pursuant to a consolidation, amalgamation or merger, (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due, (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors, (iv) institutes a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditor’s rights, or a petition is presented for its winding-up or liquidation, (v) has a resolution passed for its winding-up, official management or liquidation, other than pursuant to a consolidation, amalgamation or merger, (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for all or substantially all of its assets, (vii) has a secured party take possession of all or substantially all of its assets, or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets, (viii) files an answer or other pleading admitting or failing to contest the allegations of a petition filed against it in any proceeding of the foregoing nature, (ix) causes or is subject to any event with respect to it which, under Applicable Law, has an analogous effect to any of the foregoing events, (x) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy under any bankruptcy or insolvency law or other similar law affecting creditors’ rights and such proceeding is not dismissed within fifteen (15) days after the date of commencement or (xi) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing events.

“Barrel” means forty-two (42) net U.S. gallons, measured at 60° F.

“bpd” means Barrels per day.

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks in the State of New York are not open to transact regular business.

“Capacity Resolution” has the meaning specified in Section 6.3.

“Capital Improvement” means (a) any modification, improvement, expansion or increase in the capacity of the Pipelines or Storage Facilities or any portion thereof, or (b) any connection, or new point of receipt or delivery for Crude Oil or Products, including any terminals, lateral pipelines or extensions of the Pipelines.

“Claimant” has the meaning specified in Article 26.

“Commencement Date” means November 7, 2012.

“Company” has the meaning specified in the preamble to this Agreement.

“Confidential Information” means all information, documents, records and data that a Party furnishes or otherwise discloses to the other Party (including any such items furnished prior to the execution of this Agreement), together with all analyses, compilations, studies, memoranda, notes or other documents, records or data (in whatever form maintained, whether documentary, computer or other electronic storage or otherwise) prepared by the receiving Party which contain or otherwise reflect or are generated from such information, documents, records and data; provided, however, that the term “Confidential Information” does not include any information that (i) at the time of disclosure or thereafter is or becomes generally available to or known by the public (other than as a result of a disclosure by the receiving Party), (ii) is developed by the receiving Party without reliance on any Confidential Information or (iii) is or was available to the receiving Party on a nonconfidential basis from a source other than the disclosing Party that, insofar as is known to the receiving Party after reasonable inquiry, is not prohibited from transmitting the information to the recipient by a contractual, legal or fiduciary obligation to the disclosing Party.

“Contract Quarter” means a three-month period that commences on January 1, April 1, July 1 or October 1, and ends on March 31, June 30, September 30 or December 31, respectively, except that the initial Contract Quarter shall commence on the Commencement Date and end on December 31, 2012 and the final Contract Quarter shall end on the last day of the Term.

“Contract Year” means a year that commences on July 1 and ends on the last day of June in the following year, except that the initial Contract Year shall commence on the Commencement Date and the final Contract Year shall end on the last day of the Term.

“Contribution” has the meaning specified in the Recitals.

“Control” (including with correlative meaning, the term “controlled by”) means, as used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“CPT” means the prevailing time in the Central time zone.

“Crude Delivery Point” means (1) with respect to the Lion Crude Pipelines, the inlet flange of meters R-1, R-2 and R-3 located adjacent to the Refinery, (2) with respect to the Gathering System, the El Dorado Crude Pipeline interconnection or the El Dorado storage facility and (3) with respect to any Capital Improvement, the delivery point agreed to by the Parties.

“Crude Intake Point” means the inlet flange of each Crude Storage Tank with respect to such Tank, and the inlet flange of each Crude Oil Pipeline with respect to such Pipeline.

“Crude Oil Linefill” means, at any time, the aggregate volume of Crude Oil linefill on the Crude Oil Pipelines for which the Company or its assignee is treated as the exclusive owner by the Crude Oil Pipelines; provided that such volume shall be determined by using the volumes reported on the most recent monthly or daily statements, as applicable, from the Crude Oil Pipelines.

“Crude Oil” means naturally recovered hydrocarbon mixtures, excluding recovered or recycled oils or any cracked materials.

“Crude Oil Pipelines” means the Lion Crude Pipelines and the Gathering System.

“Crude Storage Tanks” means the tanks owned by the Partnership or its subsidiaries that store Crude Oil, as further described on Schedule A.

“Default” means any Event of Default, which with notice or the passage of time, would constitute an Event of Default.

“Defaulting Party” has the meaning specified in Section 16.2.

“Deficiency Notice” has the meaning specified in Section 4.6(a).

“Deficiency Payment” has the meaning specified in Section 4.6(a).

“Delek US” means Delek US Holdings, Inc., a Delaware corporation.

“Designation Period” has the meaning specified in Section 28.1.

“Diesel Pipeline” means El Dorado’s approximately 8-mile, 12-inch diameter diesel pipeline that commences at the pipeline inlet meter adjacent to the Refinery and terminates at the connection to the Enterprise TE Products System.

“Diesel Pipeline Minimum Throughput Capacity” means an aggregate amount of throughput capacity equal to 25,000 bpd multiplied by the number of calendar days in the Contract Quarter.

“Duplicative Crude” has the meaning specified in Section 4.2(b).

“Early Termination Date” has the meaning specified in Section 2.2.

“El Dorado” has the meaning specified in the preamble to this Agreement.

“El Dorado Crude Pipeline” means El Dorado’s approximately 28-mile, 12-inch diameter Crude Oil pipeline from Magnolia Station to Sandhill Station.

“El Dorado Crude Pipeline Minimum Throughput Capacity” means an aggregate amount of throughput capacity equal to 60,000 bpd multiplied by the number of calendar days in the Contract Quarter.

“Environmental Law” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law now or hereafter in effect, relating to pollution or protection of human health and the environment, including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, and other similar federal, state or local environmental conservation and protection laws, each as amended from time to time.

“Environmental Permit” means any permit, approval, identification number, license, registration, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.

“Event of Default” has the meaning specified in Section 16.1.

“Expiration Date” means the “Expiration Date,” as defined in the Supply and Offtake Agreement, or, if later, the date on which all obligations thereunder are finally settled.

“Facility” has the meaning specified in Section 6.6.

“FERC” means the Federal Energy Regulatory Commission.

“Force Majeure” means acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, storms, floods, washouts, arrests, the order of any court or Governmental Authority having jurisdiction while the same is in force and effect, civil disturbances, explosions, breakage, accident to machinery, storage tanks or lines of pipe, inability to obtain or unavoidable delay in obtaining material or equipment, inability to obtain Crude Oil because of a failure of third-party pipelines, and any other causes whether of the kind herein enumerated or otherwise not reasonably within the control of the Party claiming suspension and which by the exercise of due diligence such Party is unable to prevent or overcome.

“Force Majeure Notice” has the meaning specified in Section 14.1.

“Force Majeure Party” has the meaning specified in Section 14.1.

“Force Majeure Period” has the meaning specified in Section 14.1.

“Gasoline Pipeline” means El Dorado’s approximately 8-mile, 10-inch diameter gasoline pipeline that commences at the pipeline inlet meter adjacent to the Refinery and terminates at the connection to the Enterprise TE Products System.

“Gasoline Pipeline Minimum Throughput Capacity” means an aggregate amount of throughput capacity equal to 25,000 bpd multiplied by the number of calendar days in the Contract Quarter.

“Gathering System” means SALA’s approximately 600-mile Crude Oil gathering pipeline system.

“Gathering System Minimum Throughput Commitment” shall mean an aggregate amount of Crude Oil equal to 14,000 bpd multiplied by the number of calendar days in the Contract Quarter.

“Gathering System Tariff” means the tariff published by SALA with respect to the Gathering System prior to the Commencement Date and filed with the FERC, including all current and future supplements to and successive issues thereof.

“Gathering System Throughput Fee” has the meaning specified in Section 4.2(c).

“General Partner” means the general partner of the Partnership.

“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“Initial Term” has the meaning specified in Section 2.1.

“J. Aron” has the meaning specified in the preamble to this Agreement.

“J. Aron Materials” has the meaning specified in Section 28.1.

“Liabilities” means any losses, liabilities, charges, damages, deficiencies, assessments, interests, fines, penalties, costs and expenses (collectively, “Costs”) of any kind (including reasonable attorneys’ fees and other fees, court costs and other disbursements), including any Costs directly or indirectly arising out of or related to any suit, proceeding, judgment, settlement or judicial or administrative order and any Costs arising from compliance or non-compliance with Environmental Law.

“Lion Crude Minimum Throughput Commitment” shall mean an aggregate amount of Crude Oil equal to 46,000 bpd multiplied by the number of calendar days in the Contract Quarter.

“Lion Crude Pipelines” means the Magnolia Pipeline, the El Dorado Crude Pipeline and the Rail Pipeline.

“Lion Crude Tariffs” means the individual and joint tariffs published by El Dorado, Magnolia and SALA with respect to the El Dorado Crude Pipeline, the Magnolia Pipeline and the Rail Pipeline, respectively, prior to the Commencement Date and filed with the FERC, including all current and future supplements to and successive issues thereof.

“Lion Crude Throughput Fee” has the meaning specified in Section 4.2(b).

“Lion Indemnitees” has the meaning specified in Section 17.1.

“Magnolia” has the meaning specified in the preamble to this Agreement.

“Magnolia Pipeline” means Magnolia’s approximately 77-mile Crude Oil pipeline from ExxonMobil’s North Line pipeline near Shreveport, Louisiana to Magnolia Station.

“Magnolia Pipeline Minimum Throughput Capacity” means an aggregate amount of throughput capacity equal to 30,000 bpd multiplied by the number of calendar days in the Contract Quarter.

“Magnolia Station” means Magnolia’s crude oil station near Magnolia, Arkansas.

“Materials” means any Crude Oil and/or Products transported or stored under this Agreement.

“Minimum Throughput Capacity” shall mean the Magnolia Pipeline Minimum Throughput Capacity, the El Dorado Crude Pipeline Minimum Throughput Capacity, the Diesel Pipeline Minimum Throughput Capacity and the Gasoline Pipeline Minimum Throughput Capacity, as applicable.

“Minimum Throughput Commitment” shall mean the Lion Crude Minimum Throughput Commitment, the Products Minimum Throughput Commitment and the Gathering System Minimum Throughput Commitment, as applicable.

“Non-Defaulting Party” means the Party other than the Defaulting Party.

“Notice Period” has the meaning specified in Section 15.1.

“NSV” means, with respect to any measurement of volume, the total liquid volume, excluding basic sediment and water and free water, corrected for the observed temperature to 60º F.

“Open Assets” has the meaning specified in Section 4.7.

“Partnership Change of Control” means Delek US ceases to Control the General Partner.

“Partnership Indemnitees” has the meaning specified in Section 17.2.

“Partnership Parties” means the Partnership, El Dorado, SALA and Magnolia.

“Party” or “Parties” has the meaning specified in the preamble to this Agreement.

“Permitted Lien(s)” means (a)(i) liens on real estate for real estate taxes, assessments, sewer and water charges and/or other governmental charges and levies not yet delinquent and (ii) liens for taxes, assessments, judgments, governmental charges or levies, or claims not yet delinquent or the non-payment of which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been set aside; (b) liens of mechanics, laborers, suppliers, workers and materialmen incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith; provided, however, that if a reserve or appropriate provision shall be required by GAAP, then such reserve or provision shall have been made therefor; (c) liens incurred in the ordinary course of business in connection with worker’s compensation and unemployment insurance or other types of social security benefits; and (d) liens securing rental, storage, throughput, handling or other fees or charges owing from time to time to common carriers, solely to the extent of such fees or charges.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, joint stock company or any other private entity or organization, Governmental Authority, court or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“Pipelines” means the Crude Oil Pipelines and the Product Pipelines.

“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate.

“Product” means any of the refined petroleum products listed on Schedule B, as from time to time amended by mutual agreement of the Parties.

“Product Linefill” means, at any time and for any grade of Product, the aggregate volume of linefill of that Product on the Product Pipelines for which the Company or its assignee is treated as the exclusive owner by the Product Pipelines; provided that such volume shall be determined by using the volumes reported on the most recent monthly or daily statements, as applicable, from the Product Pipelines.

“Product Pipelines” means the Gasoline Pipeline and the Diesel Pipeline.

“Products Delivery Point” means the inlet flange of the meters of the Product Pipelines.

“Products Minimum Throughput Commitment” shall mean an aggregate amount of Products equal to 40,000 bpd multiplied by the number of days in the Contract Quarter.

“Products Tariff” means the tariff published by El Dorado with respect to the Product Pipelines prior to the Commencement Date and filed with the FERC, including all current and future supplements to and successive issues thereof.

“Products Throughput Fee” has the meaning specified in Section 4.2(a).

“Rail Pipeline” shall mean SALA’s Crude Oil pipeline from a rail spur west of Sandhill Station to Tank 192.

“Receiving Party Personnel” has the meaning specified in Section 20.4.

“Refinery” means the petroleum refinery located in El Dorado, Arkansas owned and operated by the Company.

“Renewal Term” has the meaning specified in Section 2.1.

“Required Permits” has the meaning specified in Section 6.5.

“Respondent” has the meaning specified in Article 26.

“Restoration” has the meaning specified in Section 6.2.

“SALA” has the meaning specified in the preamble to this Agreement.

“Shortfall Payment” has the meaning specified in Section 4.3.

“Services” has the meaning specified in Section 8.1.

“Special Damages” has the meaning specified in Article 18.

“Storage Facilities” mean the Crude Storage Tanks and the land, piping, truck facilities, rail facilities and other facilities related thereto, together with existing or future modifications or additions.

“Storage Facilities Agreement” means the Storage Facilities Agreement by and among J. Aron, the Company and Lion Oil Trading & Transportation, Inc., dated as of April 29, 2011, as from time to time amended, modified and/or restated, and any replacement thereof.

“Supplier’s Inspector” means any Person selected by the Company or its assignee to perform any and all inspections required by the Company in a commercially reasonable manner at the Company’s own cost and expense that is acting as an agent for the Company and that (1) is a Person who performs sampling, quality analysis and quantity determination of the Crude Oil and Products purchased and sold under the Supply and Offtake Agreement and is licensed to do so, (2) is not an Affiliate of any Party and (3) in the commercially reasonable judgment of the Company, is qualified and reputed to perform its services in accordance with Applicable Law and industry practice.

“Supply and Offtake Agreement” means the Supply and Offtake Agreement by and among J. Aron, the Company and Lion Oil Trading & Transportation, Inc., dated as of April 29, 2011, as from time to time amended, modified and/or restated, and any replacement thereof.

“Suspension Notice” has the meaning specified in Section 15.1.

“Tank Maintenance” has the meaning specified in Section 6.9(a).

“Tariff” means the Products Tariff, the Lion Crude Tariffs and the Gathering System Tariff, as applicable.

“Term” has the meaning specified in Section 2.1.

“Termination Notice” has the meaning specified in Section 14.2.

“Throughput Fees” has the meaning specified in Section 4.2(c).

“Volume Determination Procedures” mean the Partnership Parties’ ordinary month-end procedures for determining the NSV of Crude Oil in the Crude Storage Tanks, which for each Contract Quarter-end shall be based on manual gauge readings of each Crude Storage Tank as at the end of such Contract Quarter.

1.2 Construction of Agreement.

(a) Unless otherwise specified, all references herein are to the Articles, Sections and Exhibits of this Agreement and all Schedules and Exhibits are incorporated herein.

(b) All headings herein are intended solely for convenience of reference and shall not affect the meaning or interpretation of the provisions of this Agreement.

(c) Unless expressly provided otherwise, the word “including” as used herein does not limit the preceding words or terms and shall be read to be followed by the words “without limitation” or words having similar import.

(d) Unless expressly provided otherwise, all references to days, weeks, months and quarters mean calendar days, weeks, months and quarters, respectively.

(e) Unless expressly provided otherwise, references herein to “consent” mean the prior written consent of the Party at issue, which shall not be unreasonably withheld, delayed or conditioned.

(f) A reference to any Party to this Agreement or another agreement or document includes the Party’s permitted successors and assigns.

(g) Unless the contrary clearly appears from the context, for purposes of this Agreement, the singular number includes the plural number and vice versa; and each gender includes the other gender.

(h) Except where specifically stated otherwise, any reference to any Applicable Law or agreement shall be a reference to the same as amended, supplemented or reenacted from time to time.

(i) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.3 The Parties acknowledge that they and their counsel have reviewed and revised this Agreement and that no presumption of contract interpretation or construction shall apply to the advantage or disadvantage of the drafter of this Agreement.

2. Term.

2.1 The initial term of this Agreement (the “Initial Term”) shall commence at 00:00:01 a.m., CPT, on the Commencement Date and continue until the fifth anniversary of the Commencement Date. Thereafter, the Company shall have a unilateral option to extend this Agreement for two additional five (5) year periods on the same terms and conditions set forth herein (each, a “Renewal Term”). The Initial Term and the Renewal Terms are sometimes referred to collectively herein as the “Term.” In order to exercise its option to extend this Agreement for a Renewal Term, the Company shall notify the Partnership in writing not more than twenty-four (24) months and not less than twelve (12) months prior to the expiration of the Initial Term or any Renewal Term, as applicable.

2.2 The Parties may terminate this Agreement prior to the end of the Term (but are under no obligation to do so) (i) as they may mutually agree in writing, (ii) pursuant to a Termination Notice under Section 14.2, (iii) pursuant to Section 15.1 or (iv) pursuant to Section 16.2. The effective date of any such termination shall be the “Early Termination Date.”

3. Shipping Rights. Subject to the terms and conditions hereof, the Company agrees to take service on the Pipelines in accordance with the terms, conditions and procedures set forth in the Tariff.

4. Minimum Throughput Commitments; Throughput Fees.

4.1 Minimum Throughput Commitments. During each Contract Quarter during the Term and subject to the terms and conditions of this Agreement, the Company agrees that commencing on the Commencement Date, the Company will ship on (i) the Lion Crude Pipelines, the Lion Crude Minimum Throughput Commitment, (ii) the Gathering System, the Gathering System Minimum Throughput Commitment and (iii) the Products Pipelines, the Product Minimum Throughput Commitment.

4.2 Throughput Fees.

(a) The throughput fee applicable to transportation of Products on the Product Pipelines (the “Products Throughput Fee”) shall be the rate specified in the Products Tariff. Subject to Sections 4.3 and 4.4, the Company shall pay the Partnership an amount equal to the Products Throughput Fee multiplied by the Actual Shipments on the Product Pipelines.

(b) The throughput fee applicable to transportation of Crude Oil on the Lion Crude Pipelines (the “Lion Crude Throughput Fee”) shall be the applicable rate specified in the Lion Crude Tariffs; provided, however, that the Lion Crude Tariffs provide that no tariff or fee is payable with respect to any Crude Oil transported on the El Dorado Crude Pipeline that has previously been transported on the Magnolia Pipeline or the Gathering System and which the applicable Throughput Fee for such previous transportation is payable (the “Duplicative Crude”). Subject to Sections 4.3 and 4.4, the Company shall pay the Partnership an amount equal to the Crude Throughput Fee multiplied by the Actual Shipments on the Lion Crude Pipelines (other than the Duplicative Crude).

(c) The throughput fee applicable to transportation of Crude Oil on the Gathering System (the “Gathering System Throughput Fee” and, together with the Products Throughput Fee and the Lion Crude Throughput Fee, the “Throughput Fees”) shall be the rate specified in the Gathering System Tariff. Subject to Sections 4.3 and 4.4, the Company shall pay the Partnership an amount equal to the Gathering System Throughput Fee multiplied by the Actual Shipments on the Gathering System.

(d) All fees set forth in this Agreement shall be increased or decreased, as applicable, on July 1 of each year of the Term (i) by the change in any inflationary index promulgated by FERC in accordance with the FERC’s indexing methodology currently set forth at 18 CFR § 342.3, including future amendments or modifications thereof or (ii) in the event that the FERC terminates its indexing methodology during the Term of this Agreement, by a percentage equal to the change in the CPI-U (All Urban Consumers), as reported by the U.S. Bureau of Labor Statistics.

(e) During the Term, if new laws or regulations are enacted that require the Partnership Parties to make substantial and unanticipated capital expenditures (other than maintenance capital expenditures) with respect to any of the Pipelines or the Crude Storage Tanks, the Partnership Parties may seek authorization from the FERC to increase its Tariff rates to recover such expenditures. The Partnership Parties shall provide notice to the Company of their intention to request such a rate increase. Upon receipt of such notice, the Parties will negotiate in good faith to reach a settlement rate. If the Parties agree to a settlement rate within thirty (30) days, or within such additional time as mutually agreed to by the Parties, the Company shall agree in writing to the proposed rate change and the Partnership shall file the rate change with the FERC and submit a verified statement to the FERC indicating the support of the Company. If the Parties do not agree to a settlement rate, the Partnership reserves the right to file a cost-based rate increase with FERC to recover such capital expenditures.

4.3 Shortfall Payments. If, for any Contract Quarter, Actual Shipments for such Contract Quarter on any Pipeline are less than the applicable Minimum Throughput Commitment, then the Company shall pay the Partnership Parties an amount (a “Shortfall Payment”) with respect to such Pipeline equal to the difference between (i) the applicable Minimum Throughput Commitment multiplied by the applicable Throughput Fee and (ii) the aggregate Throughput Fees for such Contract Quarter payable with respect to such Pipeline under Section 4.2. For purposes of calculating the Shortfall Payment with respect to any Pipeline, all Actual Shipments on any other Pipeline for such Contract Quarter shall be disregarded. The Parties acknowledge and agree that there shall be no carry-over of deficiency volumes with respect to the applicable Minimum Throughput Commitments and the payment of the Shortfall Payment shall relieve the Company of any obligation to meet such Minimum Throughput Commitments for the relevant Contract Quarter. The Parties further acknowledge and agree that there shall not be any carry-over of volumes in excess of the Minimum Throughput Commitments to any subsequent Contract Quarter.

4.4 Invoicing and Timing of Payments. The Partnership Parties shall invoice the Company monthly (or in the case of Shortfall Payments, quarterly). The Company will make payments to the Partnership Parties on a monthly basis (or in the case of Shortfall Payments, on a quarterly basis) during the Term with respect to services rendered by the Partnership Parties under this Agreement in the prior month (or in the case of Shortfall Payments, Contract Quarter) upon the later of (i) ten (10) days after its receipt of such invoice and (ii) thirty (30) days following the end of the calendar month or Contract Quarter, as applicable, during which the invoiced services were performed. Any past due payments owed to the Partnership Parties hereunder shall accrue interest, payable on demand, at the Prime Rate from the due date of the payment through the actual date of payment. Payment of any Throughput Fees or Shortfall Payment pursuant to this Section 4.4 shall be made by wire transfer of immediately available funds to an account designated in writing by Partnership. If any such fee shall be due and payable on a day that is not a Business Day, such payment shall be due and payable on the next succeeding Business Day.

4.5 Change in Pipelines’ Direction; Product Service or Origination and Destination; Capital Improvements.

(a)    (i)Without the Company’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, the Partnership Parties shall not (A) reverse the direction of any of the Pipelines; (B) change, alter or modify the product service of any of the Pipeline operations; or (C) change, alter or modify the origination or destination of any of the Pipeline operations; provided, however, that the Partnership Parties may take any necessary emergency action to prevent or remedy a release of Crude Oil or Products from any of the Pipelines without obtaining the consent required by this Section 4.5(a)(i). The Company may request that the Partnership reverse the direction of any of the Pipelines, and the Partnership shall determine, in its sole discretion, whether to complete the proposed reversal.

(ii) Should the Partnership determine to proceed with a Company proposed reversal, the Partnership will notify the Company of the total estimated costs necessary to complete the reversal and the proposed adjustment to the Throughput Fees and the Minimum Throughput Commitments or the Minimum Throughput Capacities required by the Partnership to recover such costs. The Partnership may seek authorization from FERC to increase its Tariff rates to recover such expenditures. The Partnership shall provide notice to the Company of their intention to request such a rate increase. Upon receipt of such notice, the Parties will negotiate in good faith to reach a settlement rate. If the Parties agree to a settlement rate within thirty (30) days, or within such additional time as mutually agreed to by the Parties, the Company shall agree in writing to the proposed rate change and the Partnership shall file the rate change with FERC and submit a verified statement to the FERC indicating the support of the Company. If the Parties do not agree to a settlement rate, the Partnership reserves the right to file a cost-based rate increase with FERC to recover such costs or to not proceed with the reversal.

(b)    (i) During the term of this Agreement, the Company shall be entitled to designate Capital Improvements to be made to the Pipelines and the Storage Facilities. For any Capital Improvement designated by the Company, the Company shall submit a written proposal, including all specifications then available to it, for the proposed Capital Improvement to the Pipelines and/or the Storage Facilities, as the case may be. The Partnership will review such proposal to determine, in its sole discretion, whether it will consent to proceed with the proposed Capital Improvement. In connection with the construction of any Capital Improvement pursuant to this Section 4.5(b), the Company shall be entitled to participate in all stages of planning, scheduling, implementing, and oversight of the construction.

(ii) Should the Partnership determine to proceed and construct or cause to be constructed the approved Capital Improvement, the Partnership will obtain bids from two or more general contractors reasonably acceptable to the Company for the construction of the Capital Improvement. Based upon the bids, the Partnership will notify the Company of the total estimated amount necessary to construct such Capital Improvement (which amount shall include the costs of capital, a reasonable rate of return over the remaining Term and any other costs necessary to place such Capital Improvement in service) and the proposed adjustment to the Throughput Fees and the Minimum Throughput Commitments or the Minimum Throughput Capacities required by the Partnership to recover such costs. The Partnership may seek authorization from FERC to increase its Tariff rates to recover such expenditures. The Partnership shall provide notice to the Company of their intention to request such a rate increase. Upon receipt of such notice, the Parties will negotiate in good faith to reach a settlement rate. If the Parties agree to a settlement rate within thirty (30) days, or within such additional time as mutually agreed to by the Parties, the Company shall agree in writing to the proposed rate change and the Partnership shall file the rate change with FERC and submit a verified statement to the FERC indicating the support of the Company. If the Parties do not agree to a settlement rate, the Partnership reserves the right to file a cost-based rate increase with FERC to recover such capital expenditures or to not proceed with the construction of the Capital Improvement.

(iii) Upon completion of the construction of any Capital Improvement, the Partnership will own such Capital Improvement, and will operate and maintain the Capital Improvement in accordance with Applicable Law and recognized industry standards.

4.6 Deficiency Payments.

(a) As soon as practicable following the end of each calendar month under this Agreement, the Partnership shall deliver to the Company a written notice (the “Deficiency Notice”) detailing any failure of the Company to meet its obligations under Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 6.3 or Article 8 of this Agreement. The Deficiency Notice shall (i) specify in reasonable detail the nature of any deficiency and (ii) specify the approximate dollar amount that the Partnership believes would have been paid to the Partnership if the Company had complied with its obligations under Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 6.3 and Article 8 of this Agreement (the “Deficiency Payment”). The Company shall pay the Deficiency Payment to the Partnership upon the later of: (A) ten (10) days after its receipt of the Deficiency Notice and (B) thirty (30) days following the end of the calendar month during which the Deficiency Notice was delivered.

(b) If the Company disagrees with the Deficiency Notice, then, following the payment of the undisputed portion of the Deficiency Payment to the Partnership, a senior officer of the Company and a senior officer of the Partnership shall meet or communicate by telephone at a mutually acceptable time, and thereafter as often as they reasonably deem necessary and shall negotiate in good faith to attempt to resolve any differences that they may have with respect to matters specified in the Deficiency Notice. If such differences are not resolved within thirty (30) days following the payment of any Deficiency Payment, the Company and the Partnership shall, within forty-five (45) days following the payment of such Deficiency Payment, submit any and all matters which remain in dispute and which were properly included in the Deficiency Notice to arbitration in accordance with Article 26. During the 60-day period following the receipt of any Deficiency Notice, the Company shall have the right to inspect and audit the working papers of the Partnership relating to such Deficiency Payment.

(c) If it is determined by arbitration in accordance with Article 26 that any or all of the disputed portion of the Deficiency Payment was required to be paid, the Company shall promptly pay to the Partnership such amount, together with interest thereon from the date provided in the last sentence of Section 4.6(a) at the Prime Rate, in immediately available funds.

4.7 Marketing of Transportation and Storage Services to Third Parties. From and after the Expiration Date, during the Term the Partnership Parties may market transportation services to third parties on the Pipelines and storage services to third parties in the Storage Facilities, provided that, (i) the provision of such transportation and storage services to third parties is not reasonably likely to negatively affect the Company’s ability to use any of the Pipelines or the Storage Facilities in accordance with the terms of this Agreement in any material respect, (ii) prior to marketing to any third party the use of either of the Pipelines or the Storage Facilities or the entry into any agreement with respect thereto, the applicable Partnership Party shall have received prior written consent from the Company with respect to such marketing or the entry into such agreement, as applicable, not to be unreasonably withheld, conditioned or delayed and (iii) to the extent such third-party usage reduces the ability of the Partnership Parties to provide the applicable Minimum Throughput Capacity, the applicable Minimum Throughput

Commitment shall be proportionately reduced to the extent of the difference between the applicable Minimum Throughput Capacity and the amount that can be throughput in the applicable Pipelines (prorated for the portion of the Contract Quarter during which such Minimum Throughput Capacity was unavailable). Nothing in this Section 4.7 shall be construed to limit any obligation of the Partnership Parties under the Interstate Commerce Act. Notwithstanding the foregoing, to the extent the Partnership is not using any portion of the Pipelines (the “Open Assets”) during a Force Majeure event set forth in Article 14 or the twelve-month Notice Period set forth in Article 15, the Partnership Parties may market transportation services to third parties on the Open Assets pursuant to one or more third party agreements without the consent of the Company and the applicable Minimum Throughput Commitment will be proportionately reduced to the extent of such third party usage; provided that such third party agreements shall terminate following the end of the Force Majeure Period or the restoration of Refinery operations, as applicable.

5. Custody, Title and Risk of Loss.

5.1 Subject to Article 28, the Company shall, at all times during the Term, retain exclusive title to the Crude Oil and Products stored by it in the Storage Facilities or transported by it in the Pipelines, and such Crude Oil and Products shall remain the Company’s exclusive property. The Company hereby represents that, at all times during the Term, it holds exclusive title to the Crude Oil and Products stored by it in the Storage Facilities or transported by it in the Pipelines (including the Crude Oil Linefill and the Product Linefill), free and clear of any liens, security interests, encumbrances and claims whatsoever, other than (a) Permitted Liens and (b) any liens, security interests, encumbrances and claims with respect to which the Company has entered into an agreement reasonably acceptable to the Partnership Parties subordinating such lien, security interest, encumbrance or claim to any applicable rights of the Partnership Parties under the Tariffs.

5.2 During the time any Materials are held in any Storage Facilities or transported in any Pipelines, each Partnership Party, in its capacity as operator of the applicable Storage Facility or Pipeline, as the case may be, shall be solely responsible for compliance with all Applicable Laws, including all Environmental Laws, pertaining to the possession, handling, use and processing of such Materials.

5.3 Title and risk of loss to all of the Materials stored in the Storage Facilities or transported in the Pipelines shall remain at all times with the Company. The Company shall, during each month, (i) be entitled to all volumetric gains in the Storage Facilities and the Pipelines and (ii) be responsible for all volumetric losses in the Storage Facilities and the Pipelines up to a maximum of 0.25%. Notwithstanding the foregoing, the Partnership Parties shall be responsible for (i) any contamination of the Materials stored in the Storage Facilities or transported in the Pipelines during the Term and (ii) any other loss or damage to the Materials stored in the Storage Facilities or transported in the Pipelines during the Term to the extent such loss or damage is caused by or attributable to the negligence or willful misconduct of a Partnership Party or any of its employees or agents.

5.4 During the Term, the Partnership Parties shall hold all Materials in the Storage Facilities and the Pipelines solely as bailee, and represent and warrant that when any such Materials are redelivered to the Company or any party designated by the Company, the Company or such designated party shall have good title thereto free and clear of any liens, security interests, encumbrances and claims of any kind whatsoever created or caused to be created by the Partnership Parties, other than Permitted Liens. During the Term, none of the Partnership Parties or any of their Affiliates shall (and the Partnership Parties shall not permit any of their Affiliates or any other Person to) use any such Materials for any purpose. Solely in its capacity as bailee, the Partnership Parties shall have custody of the Crude Oil stored or transported under this Agreement from the time such Crude Oil passes the Crude Intake Point until such time that the Crude Oil passes the applicable Crude Delivery Point.

6. Condition and Maintenance of Storage Facilities and Pipelines.

6.1 Interruption of Service. The Partnership shall use reasonable commercial efforts to minimize the interruption of service on the Pipelines or at the Storage Facilities and shall use its best efforts to minimize the impact of any such interruption on the Company. The Partnership shall inform the Company at least 60 days in advance (or promptly, in the case of an unplanned interruption) of any anticipated partial or complete interruption of service (i) on any Pipeline or (ii) of the Storage Facilities, including relevant information about the nature, extent, cause and expected duration of the interruption and the actions the Partnership is taking to resume full operations, provided that the Partnership shall not have any liability for any failure to notify, or delay in notifying, the Company of any such matters except to the extent the Company has been materially damaged by such failure or delay.

6.2 Maintenance and Repair Standards. Subject to Force Majeure and interruptions for planned repair and maintenance scheduled in advance and other routine repair and maintenance consistent with industry standards, the Partnership Parties shall maintain (i) the Magnolia Pipeline with sufficient aggregate capacity to throughput a volume of Crude Oil at least equal to the Magnolia Pipeline Minimum Throughput Capacity, (ii) the El Dorado Crude Pipeline with sufficient aggregate capacity to throughput a volume of Crude Oil at least equal to the El Dorado Crude Pipeline Minimum Throughput Capacity, (iii) the Diesel Pipeline with sufficient aggregate capacity to throughput a volume of Crude Oil at least equal to the Diesel Pipeline Minimum Throughput Capacity and (iv) the Gasoline Pipeline with sufficient capacity to throughput a volume of Crude Oil at least equal to the Gasoline Pipeline Minimum Throughput Capacity. The Partnership Parties’ obligations may be temporarily suspended during the occurrence of, and for the entire duration of, a Force Majeure or interruptions for routine repair and maintenance consistent with industry standards that prevent the Partnership Parties from providing the applicable Minimum Throughput Capacity. To the extent the Company is prevented for 30 or more days in any Contract Year from (i) throughputting volumes on the Magnolia Pipeline equal to the full Magnolia Pipeline Minimum Throughput Capacity and (ii) throughputting volumes on the Lion Crude Pipelines equal to at least the Lion Crude Minimum Throughput Commitment for reasons of Force Majeure or other interruption of service affecting the facilities or assets of the Partnership Parties, then the Lion Crude Minimum Throughput Commitment shall be proportionately reduced to the extent of the difference between the Lion Crude Minimum Throughput Capacity and the amount that the Partnership Parties can effectively throughput in the Lion Crude Pipelines (prorated for the portion of the Contract Quarter during which the Lion Crude Minimum Throughput Capacity was unavailable) regardless of whether actual throughput prior to the reduction was below the Lion Crude

Minimum Throughput Commitment. To the extent the Company is prevented for 30 or more days in any Contract Year from (i) throughputting volumes on the El Dorado Crude Pipeline equal to at least the El Dorado Crude Pipeline Minimum Throughput Capacity or (ii) throughputting volumes on the Products Pipeline equal to at least the Products Minimum Throughput Commitment for reasons of Force Majeure or other interruption of service affecting the facilities or assets of the Partnership Parties, then the applicable Minimum Throughput Commitment shall be proportionately reduced to the extent of the difference between the applicable Minimum Throughput Capacity and the amount that the Partnership Parties can effectively throughput in such Pipelines (prorated for the portion of the Contract Quarter during which the applicable Minimum Throughput Capacity was unavailable) regardless of whether actual throughput amounts prior to the reduction were below the applicable Minimum Throughput Commitments. At such time as the Partnership Parties are capable of throughputting volumes equal to the full applicable Minimum Throughput Capacity, the Company’s obligation to throughput the full applicable Minimum Throughput Commitment shall be restored. If for any reason, including, without limitation, a Force Majeure event, the throughput of the Pipelines should fall below the applicable Minimum Throughput Capacity, then with due diligence and dispatch, the Partnership Parties shall make repairs to the Pipelines to restore the capacity of the Pipelines to that required for throughput of the applicable Minimum Throughput Capacity (“Restoration”). Except as provided below in Section 6.3, all of such Restoration shall be at the Partnership Parties’ cost and expense, unless the damage creating the need for such repairs was caused by the negligence or willful misconduct of the Company, its employees, agents or customers. The Partnership Parties shall maintain the Gathering System and the Rail Pipeline in good working order.

6.3 Capacity Resolution. In the event of the failure of the Partnership Parties to maintain the Pipelines with sufficient capacity to throughput the applicable Minimum Throughput Capacity, then either Party shall have the right to call a meeting between executives of both Parties by providing at least two (2) Business Days’ advance written notice. Any such meeting shall be held at a mutually agreeable location and will be attended by executives of both Parties each having sufficient authority to commit his or her respective Party to a Capacity Resolution (hereinafter defined). At the meeting, the Parties will negotiate in good faith with the objective of reaching a joint resolution for the Restoration which will, among other things, specify steps to be taken by the Partnership Parties to fully accomplish the Restoration and the deadlines by which the Restoration must be completed (the “Capacity Resolution”). Without limiting the generality of the foregoing, the Capacity Resolution shall set forth an agreed upon time schedule for the Restoration activities. Such time schedule shall be reasonable under the circumstances, consistent with customary pipeline transportation and terminal industry standards and shall take into consideration the Partnership Parties’ economic considerations relating to costs of the repairs and the Company’s requirements concerning its refining and marketing operations. The Partnership Parties shall use commercially reasonable efforts to continue to provide throughput of the Materials, to the extent the Pipelines have capability of doing so, during the period before Restoration is completed. In the event that the Company’s economic considerations justify incurring additional costs to complete the Restoration in a more expedited manner than the time schedule determined in accordance with the preceding sentence, the Company may require the Partnership Parties to expedite the Restoration to the extent reasonably possible, subject to the Company’s payment, in advance, of the estimated incremental costs to be incurred as a result of the expedited time schedule. In the event the Parties agree to an expedited

Restoration plan wherein the Company agrees to fund a portion of the Restoration cost, then neither Party shall have the right to terminate this Agreement pursuant to Section 14.2 below so long as such Restoration is completed with due diligence and dispatch, and the Company shall pay its portion of the Restoration Cost to the Partnership in advance based on a good faith estimate based on reasonable engineering standards. Upon completion, the Company shall pay the difference between the actual portion of Restoration costs to be paid by the Company pursuant to this Section 6.3 and the estimated amount paid under the preceding sentence within thirty (30) days after receipt of the Partnership’s invoice therefor, or, if appropriate, the Partnership shall pay the Company the excess of the estimate paid by the Company over the Partnership Parties’ actual costs as previously described within thirty (30) days after completion of the Restoration.

6.4 The Partnership Parties will endeavor to ensure that no Materials shall be contaminated with scale or other materials, chemicals, water or any other impurities. In lieu of any obligation to indemnify the Lion Indemnitees pursuant to Section 17.1(i) with respect to any such contamination, the Partnership Parties may, at their sole option, require the Company, at the Partnership Parties’ sole expense, to reprocess or otherwise treat any such contaminated Products to restore those Products to salable condition.

6.5 During the Term of this Agreement, the Partnership Parties shall, at their sole cost and expense, take all actions reasonably necessary or appropriate to obtain, apply for, maintain, monitor, renew, and/or modify as appropriate, any license authorization, certification, filing, recording, permit, waiver, exception, variance, franchise, order or other approval with or of any governmental authority pertaining or relating to the operation of the Storage Facilities (the “Required Permits”) as presently operated. The Partnership Parties shall not do anything in connection with the performance of their obligations under this Agreement that causes a termination or suspension of the Required Permits.

6.6 The execution of this Agreement by the Parties does not confer any obligation or responsibility on the Company in connection with: (i) any existing or future environmental condition at the Storage Facilities (collectively, the “Facility”), including, but not limited to the presence of a regulated or hazardous substance on or in environment media at the Facility (including the presence in surface water, groundwater, soils or subsurface strata, or air), including the subsequent migration of any such substance; (ii) any environmental law; (iii) the Required Permits; or (iv) any requirements arising under or relating to any Applicable Law pertaining or relating to the operation of the Facility.

6.7 Notwithstanding anything to the contrary herein, the Partnership Parties shall be the operator of the Storage Facilities in all respects, and the Company shall have no power or authority to direct the activities of the Partnership Parties or to exert control over the operation of the Storage Facilities or any portion thereof.

6.8 Materials may require the application of heat or steam by the Partnership Parties to maintain the same in a liquid free-flowing or pumpable state. The Partnership Parties agree to provide the required heat at the Partnership Parties’ cost. Recalibration, or strapping, of the Storage Facilities may be performed from time to time in accordance with the terms of the Supply and Offtake Agreement.

6.9 Tank Maintenance.

(a) The Parties agree to cooperate with each other in establishing the start date for any non-emergency maintenance on any of the Crude Storage Tanks that would result in such storage tank being taken out of service (“Tank Maintenance”) so as to not unnecessarily interfere with any of the Company’s purchase or sale commitments or to otherwise accommodate, to the extent reasonably practicable, other commercial or market considerations that the Company deems relevant.

(b) The Partnership Parties agree that they will use commercially reasonable efforts, consistent with good industry standards and practices, to complete (and to cause any third parties to complete) any Tank Maintenance as promptly as practicable. The Partnership shall provide the Company with an initial estimate of the period of any non-emergency Tank Maintenance and shall regularly update the Company as to the progress of such Tank Maintenance. If the Partnership determines that the expected completion date for Tank Maintenance has or is likely to change by 30 days or more, it shall promptly notify the Company of such determination.

6.10 Month End Inventory.

(a) As of 11:59:59 p.m., CPT, on the last day of each month, the Partnership Parties shall apply the Volume Determination Procedures to the Crude Oil Pipelines, the Crude Storage Tanks and the Product Pipelines, and based thereon shall determine for such month (i) the aggregate volume of Crude Oil held in the Crude Storage Tanks at that time, plus the Crude Oil Linefill at that time (the “Actual Month End Crude Volume”) and (ii) for each Product, the aggregate volume of Product Linefill for such Product at that time (each, an “Actual Month End Product Volume”). The Partnership Parties shall notify the Company of the Actual Month End Crude Volume and each Actual Month End Product Volume by no later than 5:00 p.m., CPT, on the fifth Business Day thereafter.

(b) At the cost and expense of the Company, the Company may, or may have a Supplier’s Inspector, witness all or any aspects of the Volume Determination Procedures as the Company shall direct. If, in the judgment of the Company or a Supplier’s Inspector, the Volume Determination Procedures have not been applied correctly, then the Partnership Parties will cooperate with the Company, or such Supplier’s Inspector, to ensure the correct application of the Volume Determination Procedures, including making such revisions to the Actual Month End Crude Volume and any Actual Month End Product Volume as may be necessary to correct any such errors.

7. Inspection and Access Rights.

7.1 At any reasonable times during normal business hours and upon reasonable prior notice, the Company and its representatives (including one or more Supplier’s Inspector) shall have the right to enter and exit a Partnership Party’s premises in order to have access to the Storage Facilities and the Pipelines, to observe the operations of the Storage Facilities and the Pipelines and to conduct such inspections as the Company may wish to have performed in connection with this Agreement, including the right to inspect, gauge, measure, take product samples or take readings at any of the Storage Facilities and the Pipelines on a spot basis. Without limiting the generality of the foregoing, the Partnership Parties shall regularly grant Supplier’s Inspector such access from the last day of each month until the third Business Day of the ensuing month. Notwithstanding any of the foregoing, if an Event of Default with respect to the Partnership Parties has occurred and is continuing, the Company and its representatives and agents shall have unlimited and unrestricted access to the Storage Facilities and the Pipelines for so long as such Event of Default continues.

7.2 When accessing the facilities of the Partnership Parties, the Company and its representatives (including one or more Supplier’s Inspectors) shall at all times comply with Applicable Law and such safety directives and guidelines as may be furnished to the Company by the Partnership Parties in writing from time to time.

8. Throughput and Handling Services.

8.1 From time to time during the Term, the Partnership Parties shall perform such additional throughput, handling and measuring services not provided in the Tariffs as the Company shall reasonably request (collectively, “Services”). If any Services are requested by the Company, then the Parties shall negotiate in good faith to determine whether such Services shall be provided and the appropriate rates to be charged for such Services.

8.2 The Company may, in its discretion, provide written instructions relating to specific Services it is requesting or provide standing written instructions relating to ongoing Services. The Company may, at any time on reasonable prior notice, revoke or modify any instruction it has previously given, whether such previous instructions relate to a specific Service or are instructions relating to an ongoing Service or Services. The Partnership Parties shall not be required to perform any requested Services that they reasonably believe violates Applicable Law or will materially adversely interfere with, or be detrimental to, the operation of the Storage Facilities or Refinery.

8.3 The Partnership Parties agree to keep the Storage Facilities, including the Pipelines, open for receipt and redelivery of the Company’s or its assignee’s Materials twenty-four (24) hours a day, seven (7) days a week.

9. Scheduling and Measurements.

9.1 The Company shall provide notice to the Partnership Parties prior to each calendar month as to the estimated quantities of Crude Oil that it expects to deliver to the Crude Storage Tanks, the estimated quantities of Crude Oil it expects to transport on the Crude Oil Pipelines and the estimated quantities of Products it expects to transport on the Product Pipelines.

9.2 The volume of the Materials received into and redelivered out of the Storage Facilities shall be measured daily by the Partnership Parties, using the applicable tank gauges. The volume of the Materials transported on the Pipelines shall be measured daily by the Partnership Parties, using the applicable meters. Volume measurements shall be made as provided in Article 11 of the Supply and Offtake Agreement. The Partnership Parties shall provide the Company with (i) daily reports showing the tank gauges and meter readings for the prior day and (ii) monthly reports reflecting all Materials movements during that month.

9.3 The Partnership Parties shall provide the Company with reasonable prior notice of any periodic testing and calibration of any measurement facilities providing measurement of Materials at the Storage Facilities or the Pipelines, and the Partnership Parties shall permit the Company to observe such testing and calibration. In addition, the Partnership Parties shall provide the Company with any documentation regarding the testing and calibration of the measurement facilities.

10. Additional Covenants.

10.1 The Partnership Parties hereby:

(a) agree that they shall not sell, shall have no interest in and shall not permit the creation of, or suffer to exist, any security interest, lien, encumbrance, charge or other claim of any nature (other than Permitted Liens) with respect to any of the Materials;

(b) (i) confirm that they will post at the Storage Facilities such reasonable placards as the Company requests stating that the Company or its assignee is the owner of all Materials held in the Storage Facilities and (ii) agree that they will take all actions necessary to maintain such placards in place for the Term;

(c) acknowledge and agree that the Company may file a UCC-1 statement with respect to the Materials stored in the Storage Facilities, and the Partnership Parties shall cooperate with the Company in executing such financing statements as the Company deems necessary or appropriate;

(d) agree that no loss allowances shall be applied to the Materials held in the Storage Facilities or transported in the Pipelines;

(e) agree to provide all pumping and transfer services with respect to the Storage Facilities and the Pipelines as the Company may from time to time reasonably request with respect to any Material;

(f) agree to permit the Company’s personnel to have rights of access to and egress from the Facility by crossing over, around and about the Facility for any purpose related to this Agreement, including but not limited to enforcing its rights and interests under this Agreement; provided that (i) the Company’s personnel shall follow routes and paths designated by a Partnership Party or security personnel employed by a Partnership Party, (ii) the Company’s personnel shall observe all security, fire and safety regulations while, in around or about the Facility, and (iii) the Company shall be liable for any damage directly caused by the negligence or tortious conduct of such personnel;

(g) agree to maintain all necessary leases, easements, licenses and rights-of-way necessary for the operation and maintenance of the Storage Facilities and the Pipelines;

(h) agree to replace, maintain and/or repair any part of the Storage Facilities or the Pipelines which may be destroyed or damaged by the elements, acts of God, fire, floods, or any other cause excluding damage or destruction caused by the negligence or tortious conduct of the Company’s personnel;

(i) agree to furnish any and all fuel, power and pumping equipment, together with all personnel necessary to transport Materials in accordance with the terms of this Agreement;

(j) agree that, in the event of any Crude Oil or Product spill, leak or discharge or any other environmental pollution caused by or in connection with the use of any Storage Facilities or Pipelines, the Partnership Parties shall promptly commence containment or clean-up operations as required by any Governmental Authorities or Applicable Law or as the Partnership Party deems appropriate or necessary and shall notify or arrange to notify the Company immediately of any such spill, leak or discharge and of any such operations;

(k) agree to refrain from changing the Tariff rates except in accordance with Sections 4.2(d), 4.2(e) and 4.5 of this Agreement or, in any case where an adjustment pursuant to Section 4.2(d) has reduced the rate below the Tariff rate in effect on the date hereof, in order to increase such Tariff rate to be equal to the rate in effect on the date hereof; and

(l) represent and confirm that all representations and warranties of the Partnership Parties contained herein shall be true and correct on and as of the Commencement Date.

10.2 The Company hereby agrees:

(a) to replace or repair, at its own expense, any part of the Pipelines and the Facility which may be destroyed or damaged through any negligent or tortious act or omission of the Company, its agents or employees;

(b) to not make any alteration, additions or improvements to the Pipelines and the Storage Facilities or remove any part thereof, without the prior written consent of the Partnership Party, such consent to be at the Partnership Party’s sole discretion;

(c) to refrain from challenging, and from encouraging or assisting any other Person in challenging, in any forum the Tariff rates and modifications to the Tariff rates in accordance with Section 10.1(k) of this Agreement; and

(d) to support any change to the Tariff rates in accordance with Section 10.1(k) of this Agreement, including through appropriate filings with the FERC.

10.3 Each Party hereby agrees that:

(a) it shall, in the performance of its obligations under this Agreement, comply in all material respects with Applicable Law, including all Environmental Law. Each Party shall maintain the records required to be maintained by Environmental Law and shall make such records available to the other Parties upon reasonable request. Each Party also shall immediately notify the other Parties of any violation or alleged violation of any Environmental Law relating to any Materials stored under this Agreement and, upon request, shall provide to the other Parties all evidence of environmental inspections or audits by any Governmental Authority with respect to such Materials; and

(b) all records or documents provided by any Party to any of the other Parties shall, to the best knowledge of such Party, accurately and completely reflect the facts about the activities and transactions to which they relate. Each Party shall promptly notify the other Parties if at any time such Party has reason to believe that any records or documents previously provided to any of the other Parties no longer are accurate or complete.

11. Representations.

11.1 Each Partnership Party represents and warrants to the Company that (i) this Agreement, the rights obtained and the duties and obligations assumed by such Partnership Party hereunder, and the execution and performance of this Agreement by such Partnership Party, do not directly or indirectly violate any Applicable Law with respect to such Partnership Party or any of its properties or assets, the terms and provisions of any Partnership Party’s organizational documents or any agreement or instrument to which such Partnership Party or any of its properties or assets are bound or subject; (ii) the execution and delivery of this Agreement by such Partnership Party have been authorized by all necessary corporate or other action, (iii) such Partnership Party has the full and complete authority and power to enter into this Agreement and to provide the services to be provided by such Partnership Party hereunder and to allow the Company the exclusive use of the Storage Facilities, (iv) no further action on behalf of such Partnership Party, or consents of any other party, are necessary for the provision of services to be provided by such Partnership Party hereunder (except for the consents of any third party holding a mortgage on the Storage Facilities or having another interest therein which such Partnership Party covenants and represents it has obtained) and (v) upon execution and delivery by the Partnership Parties, this Agreement shall be a valid, binding and subsisting agreement of such Partnership Party enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law).

11.2 The Company represents and warrants to the Partnership Parties that (i) this Agreement, the rights obtained and the duties and obligations assumed by the Company hereunder, and the execution and performance of this Agreement by the Company, do not directly or indirectly violate any Applicable Law with respect to the Company or any of its property or assets, the terms and provisions of the Company’s organizational documents or any agreement or instrument to which the Company or any of its property or assets are bound or subject; (ii) the execution and delivery of this Agreement by the Company has been authorized by all necessary corporate or other action, and (iii) upon execution and delivery by the Company, this Agreement shall be a valid, binding and subsisting agreement of the Company enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law).

12. Insurance.

12.1 The Partnership shall procure and maintain in full force and effect throughout the Term insurance coverages of the following types and amounts and with insurance companies rated not less than A- by A.M. Best, or otherwise equivalent in respect of the Partnership’s properties and operations:

(a) Property damage coverage on an “all risk” basis in an amount sufficient to cover the market value or potential full replacement cost of all Materials owned by the Company in inventory in the Pipelines or the Crude Storage Tanks. In the event that the market value or potential full replacement cost of all Materials exceeds the insurance limits available at commercially reasonable rates in the insurance marketplace, the Partnership Parties will maintain the highest insurance limit available at commercially reasonable rates; provided, however, that the Partnership will promptly notify the Company of the Partnership’s inability to fully insure any Materials and provide full details of such inability. Such policies shall be endorsed to name the Company as a loss payee with respect to any of the Company’s Materials in the care, custody or control of the Partnership. Notwithstanding anything to the contrary herein, the Company, may, at its option and its sole expense, endeavor to procure and provide such property damage coverage for the Materials; provided that, to the extent any such insurance is duplicative with insurance procured by the Partnership, the insurance procured by the Partnership shall in all cases represent, and be written to be, the primary coverage.

(b) Comprehensive or commercial general liability coverage and umbrella or excess liability coverage, which includes bodily injury, broad form property damage and contractual liability, products and completed operations liability and “sudden and accidental pollution” liability coverage in the minimum amounts indicated on Schedule C. Such policies shall include the Company as an additional insured with respect to any of the Company’s Crude Oil or Products in the care, custody or control of the Partnership.

12.2 Additional Insurance Requirements.

(a) The foregoing policies shall include an endorsement that the underwriters waive all rights of subrogation against the Company.

(b) The Partnership shall cause its insurance carriers to furnish the Company with insurance certificates, in ACORD form or equivalent, evidencing the existence of the coverages and the endorsements required above. The Partnership shall provide thirty (30) days’ written notice prior to cancellation of insurance becoming effective. The Partnership also shall provide renewal certificates within thirty (30) days before expiration of the policy.

(c) The mere purchase and existence of insurance shall not reduce or release either Party from any liability or other obligations incurred or assumed under this Agreement.

(d) The Partnership shall comply with all notice and reporting requirements in the foregoing policies and timely pay all premiums.

12.3 The provisions of Sections 12.1 and 12.2 shall terminate on the Expiration Date.

12.4 The Company shall maintain commercially reasonable business interruption insurance for the benefit of the Refinery, the Pipelines, and the Crude Storage Tanks for so long as the Partnership is a consolidated subsidiary of Delek US. Allocation of such benefits shall be proportionate to the loss in operating margin sustained by the Company and the Partnership as a result of the interruption.

13. [Reserved].

14. Force Majeure.

14.1 In the event that a Party is rendered unable, wholly or in part, by a Force Majeure event to perform its obligations under this Agreement, then upon the delivery by such Party (the “Force Majeure Party”) of written notice (a “Force Majeure Notice”) and full particulars of the Force Majeure event within a reasonable time after the occurrence of the Force Majeure event relied on, the obligations of the Parties, to the extent they are affected by the Force Majeure event, shall be suspended for the duration of any inability so caused; provided that (i) prior to the third anniversary of the Commencement Date, the Company shall be required to continue to make payments (1) for the Throughput Fees for volumes actually delivered under this Agreement, (2) for the fees, if any, for Services performed under Article 8 and (3) for any Shortfall Payments unless, in the case of (3), the Force Majeure event is an event that adversely affects the Partnership Parties’ ability to perform the services they are required to perform under this Agreement in which case, instead of Shortfall Payments, Throughput Fees shall only be paid as provided under (i)(1) above and (ii) from and after the third anniversary of the Commencement Date, the Company shall be required to continue to make payments (1) for the Throughput Fees for volumes actually delivered under this Agreement and (2) for the fees, if any, for Services provided under Article 8. The Force Majeure Party shall identify in such Force Majeure Notice the approximate length of time that it believes in good faith such Force Majeure event shall continue (the “Force Majeure Period”). The Company shall be required to pay any amounts accrued and due under this Agreement at the time of the Force Majeure event. The cause of the Force Majeure event shall so far as possible be remedied with all reasonable dispatch, except that no Party shall be compelled to resolve any strikes, lockouts or other industrial disputes other than as it shall determine to be in its best interests. Prior to the third anniversary of the Commencement Date, any suspension of the obligations of the Parties under this Section 14.1 as a result of a Force Majeure event that adversely affects the Partnership’s ability to perform the services it is required to perform under this Agreement shall extend the Term for the same period of time as such Force Majeure event continues (up to a maximum of one year) unless this Agreement is terminated under Section 14.2.

14.2 If the Force Majeure Party advises in any Force Majeure Notice that it reasonably believes in good faith that the Force Majeure Period shall continue for more than twelve (12) consecutive months beyond the third anniversary of the Commencement Date, then at any time after the delivery of such Force Majeure Notice, either Party may deliver to the other Party a notice of termination (a “Termination Notice”), which Termination Notice shall become effective not earlier than twelve (12) months after the later to occur of (a) delivery of the Termination Notice and (b) the third anniversary of the Commencement Date; provided, however, that such Termination Notice shall be deemed cancelled and of no effect if the Force Majeure Period ends before the Termination Notice becomes effective; provided, further, that upon the cancellation of any Termination Notice, the Parties’ respective obligations hereunder shall resume as soon as reasonably practicable thereafter, and the Term shall be extended by the same period of time as is required for the Parties to resume such obligations. After (a) the third anniversary of the Commencement Date and (b) the Expiration Date and following delivery of a Termination Notice, the Partnership may terminate this Agreement, to the extent affected by the Force Majeure event, upon sixty (60) days prior written notice to the Company in order to enter into an agreement to provide any third party the services provided to the Company under this Agreement; provided, however, that the Partnership shall not have the right to terminate this Agreement for so long as the Company continues to make Shortfall Payments.

15. Suspension of Refinery Operations

15.1 From and after the second anniversary of the Commencement Date, in the event that the Company decides to permanently or indefinitely suspend refining operations at the Refinery for a period that shall continue for at least twelve (12) consecutive months, the Company may provide written notice to the Partnership of the Company’s intent to terminate this Agreement (the “Suspension Notice”). Such Suspension Notice shall be sent at any time (but not prior to the second anniversary of the Commencement Date) after the Company has notified the Partnership of such suspension and, upon the expiration of the period of twelve (12) months (which may run concurrently with the twelve (12) month period described in the immediately preceding sentence) following the date such notice is sent (the “Notice Period”), this Agreement shall terminate. If the Company notifies the Partnership, more than two months prior to the expiration of the Notice Period, of its intent to resume operations at the Refinery, then the Suspension Notice shall be deemed revoked and this Agreement shall continue in full force and effect as if such Suspension Notice had never been delivered. During the Notice Period, the Company shall remain liable for Shortfall Payments. Subject to Section 15.2 and after the Expiration Date, during the Notice Period the Partnership may terminate this Agreement upon sixty (60) days prior written notice to the Company in order to enter into an agreement to provide any third party the services provided to the Company under this Agreement.

15.2 If refining operations at the Refinery are suspended for any reason (including refinery turnaround operations and other scheduled maintenance), then the Company shall remain liable for Deficiency Payments under this Agreement for the duration of the suspension, unless and until this Agreement is terminated as provided above. The Company shall provide at least thirty (30) days’ prior written notice of any suspension of operations at the Refinery due to a planned turnaround or scheduled maintenance, provided that the Company shall not have any liability for any failure to notify, or delay in notifying, the Partnership of any such suspension except to the extent a Partnership Party has been materially damaged by such failure or delay.

15.3 After the Expiration Date, in the event the operations of the Refinery are suspended under this Article 15 or as a result of a Force Majeure event, the Partnership Parties shall have the right to provide transportation and storage services to third parties on the terms and conditions set forth in Section 4.7.

16. Event of Default: Remedies Upon Event of Default.

16.1 Notwithstanding any other provision of this Agreement, the occurrence of any of the following shall constitute an “Event of Default”:

(a) Any Party fails to make payment when due (i) under Article 4 within one (1) Business Day after a written demand therefor or (ii) under any other provision hereof within five (5) Business Days thereafter; or

(b) Other than a default described in Section 16.1(a) or (c), the Company or any Partnership Party fails to perform any material obligation or covenant to the other under this Agreement, which is not cured to the reasonable satisfaction of any other Party (in its sole discretion) within ten (10) Business Days after the date that such Party receives written notice that such obligation or covenant has not been performed; or

(c) Any Party breaches any representation or warranty made or repeated or deemed to have been made or repeated by the Party, or any warranty or representation proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated; provided, however, that if such breach is curable, such breach is not cured to the reasonable satisfaction of the other Party within ten (10) Business Days after the date that such Party receives notice that corrective action is needed; or

(d) Any Party becomes Bankrupt; or

(e) Any Partnership Party breaches in a material respect its obligations under Section 10.1(a).

16.2 Without limiting any other provision of this Agreement, if an Event of Default with respect to the Company or any Partnership Party (such defaulting Party, the “Defaulting Party”) has occurred and is continuing, the Non-Defaulting Party shall have the right, immediately and at any time(s) thereafter, to terminate this Agreement.

16.3 Without limiting any other rights or remedies hereunder, if an Event of Default occurs and the Company is the Non-Defaulting Party, the Company may, in its discretion, (i) withhold or suspend its obligations, including any of its delivery or payment obligations, under this Agreement, (ii) reclaim and repossess any and all of its Materials held at the Storage Facilities or elsewhere on the Partnership Party’s premises, and (iii) otherwise arrange for the disposition of any of its Materials in such manner as it elects.

16.4 If an Event of Default occurs, the Non-Defaulting Party may, without limitation on its rights under this Article 16, set off amounts which the Defaulting Party owes to it against any amounts which it owes to the Defaulting Party (whether hereunder, under any other agreement or contract or otherwise and whether or not then due). Any net amount due hereunder shall be payable by the Party owing such amount within one business day of termination.

16.5 The Non-Defaulting Party’s rights under this Article 16 shall be in addition to, and not in limitation of, any other rights which the Non-Defaulting Party may have (whether by agreement, operation of law or otherwise), including without limitation any rights of recoupment, setoff, combination of accounts, as a secured party or under any other credit support. The Defaulting Party shall indemnify and hold the Non-Defaulting Party harmless from all costs and expenses, including reasonable attorney fees, incurred in the exercise of any remedies hereunder.

16.6 No delay or failure by the Non-Defaulting Party in exercising any right or remedy to which it may be entitled on account of any Event of Default shall constitute an abandonment of any such right, and the Non-Defaulting Party shall be entitled to exercise such right or remedy at any time during the continuance of an Event of Default.

17. Indemnification.

17.1 The Partnership Parties shall defend, indemnify and hold harmless the Company, its Affiliates, and their respective directors, officers, employees, representatives, agents, contractors, successors and permitted assigns (collectively, the “Lion Indemnitees”) from and against any Liabilities directly or indirectly arising out of (i) any breach by the Partnership Parties of any covenant or agreement contained herein or made in connection herewith or any representation or warranty of any Partnership Party made herein or in connection herewith proving to be false or misleading, (ii) any failure by the Partnership Parties, their Affiliates or any of their respective employees, representatives, agents or contractors to comply with or observe any Applicable Law, or (iii) injury, disease, or death of any Person or damage to or loss of any property, fine or penalty, any of which is caused by the Partnership Parties, their Affiliates or any of their respective employees, representatives, agents or contractors in the exercise of any of the rights granted hereunder or the handling, storage, transportation or disposal of any Materials hereunder, except to the extent that such injury, disease, death, or damage to or loss of property was caused by the gross negligence or willful misconduct on the part of the Lion Indemnitees, their Affiliates or any of their respective employees, representatives, agents or contractors. Notwithstanding the foregoing, the Partnership Parties’ liability to the Lion Indemnitees pursuant to this Section 17.1 shall be (x) subject to the rights of the Partnership Parties pursuant to Section 6.4 and (y) net of any insurance proceeds actually received by the Lion Indemnitees or any of their respective Affiliates from any third Person with respect to or on account of the damage or injury which is the subject of the indemnification claim. The Company agrees that it shall, and shall cause the other Lion Indemnitees to, (a) use all commercially reasonable efforts to pursue the collection of all insurance proceeds to which any of the Lion Indemnitees are entitled with respect to or on account of any such damage or injury, (b) notify the Partnership of all potential claims against any third Person for any such insurance proceeds, and (c) keep the Partnership fully informed of the efforts of the Lion Indemnitees in pursuing collection of such insurance proceeds.

17.2 The Company shall defend, indemnify and hold harmless the Partnership Parties, their Affiliates, and their respective directors, officers, employees, representatives, agents, contractors, successors and permitted assigns (collectively, the “Partnership Indemnitees”) from and against any Liabilities directly or indirectly arising out of (i) any breach by the Company of any covenant or agreement contained herein or made in connection herewith or any representation or warranty of the Company made herein or in connection herewith proving to be false or misleading, (ii) any failure by the Company, its Affiliates or any of their respective employees, representatives, agents or contractors to comply with or observe any Applicable Law, or (iii) injury, disease, or death of any Person or damage to or loss of any property, fine or penalty, any of which is caused by the Company, its Affiliates or any of their respective employees, representatives, agents or contractors in the exercise of any of the rights granted hereunder or the handling, storage, transportation or disposal of any Materials hereunder, except to the extent that such injury, disease, death, or damage to or loss of property was caused by the gross negligence or willful misconduct on the part of the Partnership Indemnitees, their Affiliates or any of their respective employees, representatives, agents or contractors. Notwithstanding the foregoing, the Company’s liability to the Partnership Indemnitees pursuant to this Section 17.2 shall be net of any insurance proceeds actually received by the Partnership Indemnitees or any of their respective Affiliates from any third Person with respect to or on account of the damage or injury which is the subject of the indemnification claim. The Partnership agrees that it shall, and shall cause the other Partnership Indemnitees to, (c) use all commercially reasonable efforts to pursue the collection of all insurance proceeds to which any of the Partnership Indemnitees are entitled with respect to or on account of any such damage or injury, (b) notify the Company of all potential claims against any third Person for any such insurance proceeds, and (c) keep the Company fully informed of the efforts of the Partnership Indemnitees in pursuing collection of such insurance proceeds.

17.3 THE FOREGOING INDEMNITIES ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF ANY OF THE INDEMNIFIED PARTIES (EXCLUDING, IN THE CASE OF SECTION 17.1(iii) AND SECTION 17.2(iii), GROSS NEGLIGENCE OR WILLFUL MISCONDUCT).

18. Limitation on Damages. Notwithstanding anything to the contrary contained herein, neither Party shall be liable or responsible to the other Party or such other Party’s affiliated Persons for any consequential, punitive, special, incidental or exemplary damages, or for loss of profits or revenues (collectively referred to as “Special Damages”) incurred by such Party or its affiliated Persons that arise out of or relate to this Agreement, regardless of whether any such claim arises under or results from contract, tort, or strict liability; provided that the foregoing limitation is not intended and shall not affect Special Damages imposed in favor of unaffiliated Persons that are not Parties to this Agreement.

19. Audit and Inspection. During the Term, the Company and its duly authorized representatives, upon reasonable notice and during normal working hours, shall have access to the accounting records and other documents maintained by the Partnership Parties, or any of their contractors and agents, which relate to this Agreement, and shall have the right to audit such records at any reasonable time or times during the Term of this Agreement and for a period of up to three years after termination of this Agreement. Claims as to shortage in quantity or defects in quality shall be made by written notice within thirty (30) days after the delivery in question or shall be deemed to have been waived. The right to inspect or audit such records shall survive termination of this Agreement for a period of two (2) years following the end of the Term. The Partnership Parties shall preserve, and shall cause all contractors or agents to preserve, all of the aforesaid documents for a period of at least two (2) years from the end of the Term.

20. Confidentiality.

20.1 Obligations. Each Party shall use commercially reasonable efforts to retain the other Party’s Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Section 20.1. Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care.

20.2 Required Disclosure. Notwithstanding Section 20.1 above, if the receiving Party becomes legally compelled to disclose the Confidential Information by a court, Governmental Authority or Applicable Law, including the rules and regulations of the Securities and Exchange Commission, or is required to disclose pursuant to the rules and regulations of any national securities exchange upon which the receiving Party or its parent entity is listed, any of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose and shall cooperate with the disclosing Party in allowing the disclosing Party to obtain such protective order or other relief.

20.3 Return of Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party upon termination of this Agreement or destroyed with destruction certified by the receiving Party, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party’s legal department solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to Applicable Law, and the receiving Party shall be entitled to retain any Confidential Information in the electronic form or stored on automatic computer back-up archiving systems during the period such backup or archived materials are retained under such Party’s customary procedures and policies; provided, however, that any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this Section 20.3, and such archived or back-up Confidential Information shall not be accessed except as required by Applicable Law.

20.4 Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees, attorneys and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement, and will be required to abide by the terms thereof. Any third party contractors that are given access to

Confidential Information of a disclosing Party pursuant to the terms hereof shall be required to sign a written agreement pursuant to which such Receiving Party Personnel agree to be bound by the provisions of this Agreement, which written agreement will expressly state that it is enforceable against such Receiving Party Personnel by the disclosing Party.

20.5 Survival. The obligation of confidentiality under this Article 20 shall survive the termination of this Agreement for a period of two (2) years.

21. Choice of Law; Interpretation.

21.1 This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.

21.2 To the extent that any provision of this Agreement conflicts with the provisions of any Tariff then in effect, the provisions of such Tariff shall control.

22. Assignment.

22.1 Except as set forth in Article 28, the Company shall not assign its rights or obligations hereunder without the Partnership’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (A) the Company may assign this Agreement without the Partnership’s consent in connection with a sale by the Company of all or substantially all of the Refinery, including by merger, equity sale, asset sale or otherwise, so long as the transferee: (1) agrees to assume all of the Company’s obligations under this Agreement and (2) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by the Company in its reasonable judgment; and (B) the Company shall be permitted to make a collateral assignment of this Agreement solely to secure financing for Delek US and its Affiliates.

22.2 No Partnership Party shall assign its rights or obligations under this Agreement without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (A) any Partnership Party may assign its rights under this Agreement without such consent in connection with a sale by such Partnership Party of all or substantially all of its Pipelines, including by merger, equity sale, asset sale or otherwise, so long as the transferee: (1) agrees to assume all of such Partnership Party’s obligations under this Agreement; (2) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by the Partnership in its reasonable judgment; and (3) is not a competitor of the Company, as determined by the Company in good faith; and (B) any Partnership Party shall be permitted to make a collateral assignment of this Agreement solely to secure financing for the Partnership and its Affiliates.

22.3 Any assignment that is not undertaken in accordance with the provisions set forth above shall be null and void ab initio. A Party making any assignment shall promptly notify the other Party of such assignment, regardless of whether consent is required.

22.4 This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

22.5 The Parties’ obligations hereunder shall not terminate in connection with a Partnership Change of Control; provided, however, that in the case of a Partnership Change of Control, the Company shall have the option to extend the Term of this Agreement as provided in Section 2.1, without regard to the notice periods provided in the fourth sentence of Section 2.1. The Partnership shall provide the Company with notice of any Partnership Change of Control at least sixty (60) days prior to the effective date thereof.

23. Notices. All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given: (i) if by transmission by facsimile or hand delivery, when delivered; (ii) if mailed via the official governmental mail system, five (5) Business Days after mailing, provided said notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (iii) if mailed by an internationally recognized overnight express mail service such as Federal Express, UPS, or DHL Worldwide, one (1) Business Day after deposit therewith prepaid; or (iv) if by e-mail, one Business Day after delivery with receipt confirmed. All notices will be addressed to the Parties at the respective addresses as follows:

if to the Company:

Lion Oil Company

c/o Delek US Holdings, Inc.

7102 Commerce Way

Brentwood, TN 37027

Attn: General Counsel

Telecopy No: (615) 435-1271

Email:

with a copy, which shall not constitute notice, to:

Lion Oil Company

c/o Delek US Holdings, Inc.

7102 Commerce Way

Brentwood, TN 37027

Attn: President

Telecopy No: (615) 435-1271

Email:

if to any Partnership Party:

Delek Logistics Partners, LP

c/o Delek Logistics GP, LLC

7102 Commerce Way

Brentwood, TN 37027

Attn: General Counsel

Telecopy No: (615) 435-1271

Email:

with a copy, which shall not constitute notice, to:

Delek Logistics Partners, LP

c/o Delek Logistics GP, LLC

7102 Commerce Way

Brentwood, TN 37027

Attn: President

Telecopy No: (615) 435-1271

Email:

or to such other address or to such other person as any Party will have last designated by notice to the other Parties.

24. No Waiver; Cumulative Remedies.

24.1 The failure of a Party hereunder to assert a right or enforce an obligation of any of the other Parties shall not be deemed a waiver of such right or obligation. The waiver by any Party of a breach of any provision of, or Event of Default or Default under, this Agreement shall not operate or be construed as a waiver of any other breach of that provision or as a waiver of any breach of another provision of, Event of Default or potential Event of Default under, this Agreement, whether of a like kind or different nature.

24.2 Each and every right granted to the Parties under this Agreement or allowed it by law or equity, shall be cumulative and may be exercised from time to time in accordance with the terms thereof and Applicable Law.

25. Nature of Transaction and Relationship of Parties.

25.1 This Agreement shall not be construed as creating a partnership, association or joint venture among the Parties. It is understood that the Partnership Parties are independent contractors with complete charge of their employees and agents in the performance of their duties hereunder, and nothing herein shall be construed to make a Partnership Party, or any employee or agent of the Partnership Party, an agent or employee of the Company.

25.2 No Party shall have the right or authority to negotiate, conclude or execute any contract or legal document with any third person; to assume, create, or incur any liability of any kind, express or implied, against or in the name of any of the other Parties; or to otherwise act as the representative of any of the other Parties, unless expressly authorized in writing by such other Party.

26. Arbitration Provision. Any and all Arbitrable Disputes shall be resolved through the use of binding arbitration using three arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Article 26, the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Article 26 will control the rights and obligations of the Parties. Arbitration must be initiated within the time limits set forth in this Agreement, or if no such limits apply, then within a reasonable time or the time period allowed by the applicable statute of limitations. Arbitration may be initiated by a Party (“Claimant”) serving written notice on the other Party (“Respondent”) that the Claimant elects to refer the Arbitrable Dispute to binding arbitration. Claimant’s notice initiating binding arbitration must identify the arbitrator Claimant has appointed. The Respondent shall respond to Claimant within thirty (30) days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. If the Respondent fails for any reason to name an arbitrator within the 30-day period, Claimant shall petition the American Arbitration Association for appointment of an arbitrator for Respondent’s account. The two arbitrators so chosen shall select a third arbitrator within thirty (30) days after the second arbitrator has been appointed. The Claimant will pay the compensation and expenses of the arbitrator named by or for it, and the Respondent will pay the compensation and expenses of the arbitrator named by or for it. The costs of petitioning for the appointment of an arbitrator, if any, shall be paid by Respondent. The Claimant and Respondent will each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must (i) be neutral parties who have never been officers, directors or employees of the Partnership Parties, the Company or any of their Affiliates and (ii) have not less than seven (7) years experience in the energy industry. The hearing will be conducted in Houston, Texas and commence within thirty (30) days after the selection of the third arbitrator. The Company, the Partnership Parties and the arbitrators shall proceed diligently and in good faith in order that the award may be made as promptly as possible. Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the Parties hereto. The arbitrators shall have no right to grant or award Special Damages.

27. Miscellaneous.

27.1 Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid and effective under Applicable Law, but if any provision of this Agreement or the application of any such provision to any person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

27.2 This Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith.

27.3 No promise, representation or inducement has been made by any of the Parties that is not embodied in this Agreement, and none of the Parties shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

27.4 Time is of the essence with respect to all aspects of each Party’s performance of any obligations under this Agreement.

27.5 It is expressly understood that the provisions of this Agreement do not impart enforceable rights in anyone who is not a Party or successor or permitted assignee of a Party.

27.6 In connection with this Agreement and all transactions contemplated by this Agreement, each signatory Party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

27.7 All audit rights, payment, confidentiality and indemnification obligations and obligations under this Agreement shall survive the expiration or termination of this Agreement.

27.8 This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement.

28. J. Aron.

28.1 Designated Assignment. For a period from and including the Commencement Date to the Expiration Date (the “Designation Period”), the Company hereby assigns to J. Aron all of the Company’s rights to use, hold Crude Oil and Products in, and transport Crude Oil and Products through, the Storage Facilities pursuant to this Agreement, subject to additional terms and conditions of this Section 28. During the Designation Period, the Partnership Parties shall note in their records and account separately for J. Aron’s ownership of Crude Oil and Products held in or transported through the Pipelines and Storage Facilities (collectively, the “J. Aron Materials”) until such time as J. Aron shall notify the Partnership Parties in writing that ownership in such J. Aron Materials has been transferred from J. Aron to the Company, it being the intention that the Partnership Parties shall not be required to recognize any other transfers of ownership of any J. Aron Materials (other than transfers from J. Aron to the Company) unless such transfer and recognition are agreed to in writing by the Partnership Parties in their reasonable discretion. The Company shall act as J. Aron’s sole agent for all purposes of this Agreement, and the Partnership Parties shall be entitled to follow the Company’s instructions with respect to all J. Aron Materials that are transported, stored or handled by the Partnership Parties pursuant to this Agreement unless and until the Partnership Parties are notified by J. Aron in writing that the Company is no longer authorized to act as J. Aron’s agent, in which case the Partnership Parties shall thereafter follow the instructions of J. Aron (or such other agent as J. Aron may appoint) with respect to all J. Aron Materials that are transported, stored or handled by the Partnership Parties pursuant to this Agreement. All volumes shipped by J. Aron will be taken into account in the determination of whether the Company has satisfied its Minimum Throughput Commitment.

28.2 Measurements; Inventory Reports; Notices. The Company and J. Aron shall each have the measurement rights provided for in this Agreement for so long as any J. Aron Materials are located in the Pipeline or Storage Facilities. During any Designation Period, the Partnership Parties shall send all inventory and other reports described in this Agreement and notices delivered pursuant to this Agreement to J. Aron at the address provided below, with copies to the Company: J. Aron & Company, 200 West Street, New York, New York 10282-2198, Attention: Commodity Operations/Energy Logistics, ficc-jaron-oilops@gs.com.

28.3 All Provisions in Effect. During any Designation Period, all provisions of this Agreement, as amended or adjusted by this Article 28, shall be in full force and effect with respect to J. Aron and the J. Aron Materials as if J. Aron were Party hereto in place of the Company, subject however to the following:

(a) J. Aron’s sole payment obligation hereunder shall be to pay any amounts from time to time due under (i) Sections 4.2, 4.4 and 4.6 with respect to services actually rendered hereunder by the Partnership Parties with respect to the J. Aron Materials and (ii) Article 17 with respect to Liabilities directly or indirectly arising out of the activities of J. Aron under this Agreement; provided that if, at any time, J. Aron elects for any reason to make any payment to the Partnership Parties in respect of any amount owing by the Company to the Partnerships Parties hereunder, such payment shall not constitute, and shall not be deemed to result in, the assumption by J. Aron of any payment or other obligations of the Company under this Agreement;

(b) in no event shall J. Aron have any responsibility for the operations or maintenance of the Pipelines or the Storage Facilities or the handling of any Crude Oil or Products held in or transported through the Pipelines or the Storage Facilities or otherwise be deemed to have assumed any non-monetary obligations of the Company for such operations, maintenance or handling under this Agreement, all of which responsibilities and obligations shall remain exclusively responsibilities and obligations of the Partnership Parties and the Company, subject to any allocation of such responsibilities and obligations between such parties in accordance with the terms of this Agreement;

(c) the Company shall remain solely liable for, and J. Aron shall have no liability or obligation for, (1) meeting any Minimum Throughput Commitment under Section 4.1, (2) any Shortfall Payments under Section 4.3, (3) any fees payable under Section 4.5(a) or Section 4.5(b) (other than Throughput Fees for Actual Shipments of J. Aron Materials to the extent due under Section 4.2), (4) any Deficiency Payments under Section 4.6 (other than with respect to Throughput Fees for Actual Shipments of J. Aron Materials to the extent due under Section 4.2), or (5) any payment obligations in connection with a Capacity Resolution under Section 6.3, and the Partnership Parties shall invoice the Company directly for such amounts or obligations;

(d) without limiting the foregoing, the following rights and benefits will run in favor of J. Aron: (i) any rights with respect to custody and title to the J. Aron Materials subject to this Agreement, (ii) any obligations of the Partnership Parties with respect to the condition and maintenance of the Pipeline and Storage Facilities, (iii) any inspection and access rights and (iv) any rights relating to measurements and volume determinations, in all cases regardless of whether any specific provision in this Agreements makes any reference to the Company’s assignee or the assignability of the right or benefit provided for in such provision;

(e) in no event shall J. Aron have any of the rights or obligations of the Company provided in Section 4.5(a)(i), Section 4.5(b)(i), Section 6.2, Section 6.3, Section 12.4, Article 15, Article 16 and Article 22;

(f) during the Designation Period, J. Aron and its successors and assigns shall be included as additional insured parties under all insurance policies required to be maintained by the Partnership Parties under Section 12.1 above and endorsements confirming the foregoing shall be provided to J. Aron from time to time prior to the Expiration Date upon J. Aron’s reasonable request;

(g) during the Designation Period, the Company shall not agree to any waivers or consents hereunder, or amendments or modifications hereto, in each case, that would reasonably be expected to materially adversely affect J. Aron’s rights hereunder, without the prior express written agreement or consent of J. Aron; and

(h) to confirm its ownership of and rights with respect to all Materials on the Pipelines or at the Storage Facilities, the Partnership Parties and the Company agree that during the Designation Period (1) J. Aron is authorized and entitled to file, and maintain against each of such parties protective UCC filings (including making such amendments thereto as J. Aron deems necessary) showing J. Aron as owner of all J. Aron Materials from time to time located on the Pipelines or at the Storage Facilities and (2) they shall execute such other documents and instruments (in form and substance reasonably satisfactory to J. Aron) and take such further actions as J. Aron may reasonably request, including the execution and filing in the relevant real estate records of memoranda of access or similar documents.

28.4 J. Aron shall reasonably cooperate with the Partnership Parties and the Company in good faith in connection with any their inspection and audit rights hereunder and the resolution of any disputes between the Partnership Parties and the Company hereunder.

28.5 Nothing herein shall limit or be deemed to limit any obligations or liabilities of the Company to J. Aron under the Supply and Offtake Agreement or the other Transaction Documents (as defined therein).

28.6 J. Aron may, without any other party’s consent, assign and delegate all of J. Aron’s rights and obligations under this Section 28 to (i) any Affiliate of J. Aron, provided that the obligations of such Affiliate hereunder are guaranteed by The Goldman Sachs Group, Inc. or (ii) any non-Affiliate Person that succeeds to all or substantially all of its assets and business and assumes J. Aron’s obligations hereunder, whether by contract, operation of law or otherwise, provided that the creditworthiness of such successor entity is equal or superior to the creditworthiness of J. Aron (taking into account any credit support for J. Aron) immediately prior to such assignment, which determination shall be made by J. Aron in good faith. Any other assignment by J. Aron shall require the consent of the Company and the Partnership Parties.

28.7 The provisions of this Article 28 shall terminate and have no further force or effect as of the end of the Designation Period. Notwithstanding anything in this Agreement to the contrary, J. Aron shall have no right to terminate this Agreement for any reason.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each Party hereto as caused this Agreement to be executed by its duly authorized representative as of the date first above written.

LION OIL COMPANY

By:	/s/ Kent B. Thomas
Name: Kent B. Thomas
Title:	Executive Vice President and General Counsel

By:	/s/ Mark B. Cox
Name: Mark B. Cox
Title:	Executive Vice President and Chief Financial Officer

DELEK LOGISTICS PARTNERS, LP By: DELEK LOGISTICS GP, LLC

By:	/s/ Andrew L. Schwarcz
Name: Andrew L. Schwarcz
Title:	Executive Vice President and General Counsel

By:	/s/ Mark B. Cox
Name: Mark B. Cox
Title:	Executive Vice President and Chief Financial Officer

SALA GATHERING SYSTEMS, LLC

By:	/s/ Andrew L. Schwarcz
Name: Andrew L. Schwarcz
Title:	Executive Vice President and General Counsel

By:	/s/ Mark B. Cox
Name: Mark B. Cox
Title:	Executive Vice President and Chief Financial Officer

EL DORADO PIPELINE COMPANY, LLC

By:	/s/ Andrew L. Schwarcz
Name: Andrew L. Schwarcz
Title:	Executive Vice President and General Counsel

By:	/s/ Mark B. Cox
Name: Mark B. Cox
Title:	Executive Vice President and Chief Financial Officer

MAGNOLIA PIPELINE COMPANY, LLC

By:	/s/ Andrew L. Schwarcz
Name: Andrew L. Schwarcz
Title:	Executive Vice President and General Counsel

By:	/s/ Mark B. Cox
Name: Mark B. Cox
Title:	Executive Vice President and Chief Financial Officer

For the limited purposes specified in Article 28:

J. ARON & COMPANY

By:	/s/ Simon Collier
Name: Simon Collier
Title:	Managing Director

SCHEDULE A

TANK LIST

Tank No.	Assigned Service	Product Code	Location	Nominal Shell Capacity (Barrels)	Type	Category
121	Crude Oil	CRUDELOTT	El Dorado East	80,000	Welded, External Floater, Pontoon	Crude
124	Crude Oil	CRUDELOTT	El Dorado East	55,000	Welded, Cone Roof	Crude
125	Crude Oil	CRUDELOTT	El Dorado East	55,000	Welded, External Floater, Pontoon	Crude
130	Crude Oil	CRUDELOTT	El Dorado East	55,000	Welded, Cone Roof	Crude
170	Crude Oil	CRUDELOTT	El Dorado East	130,000	Welded, External Floater, Pontoon	Crude
192	Crude Oil	CRUDEREFINERY	Refinery	148,625	External Floating Roof	Crude (Non-Gathering Tank)
303	Crude Oil	CRUDELOTT	Smackover	5,000	Riveted, Cone Roof	Crude
304	Crude Oil	CRUDELOTT	Smackover	5,000	Riveted, Cone Roof	Crude
305	Crude Oil	CRUDELOTT	Smackover	5,000	Riveted, Cone Roof	Crude
306	Crude Oil	CRUDELOTT	Smackover	5,000	Riveted, Cone Roof	Crude
307	Crude Oil	CRUDELOTT	Smackover	5,000	Riveted, Cone Roof	Crude
308	Crude Oil	CRUDELOTT	Smackover	5,000	Riveted, Cone Roof	Crude
309	Crude Oil	CRUDELOTT	Smackover	25,000	Riveted, Cone Roof	Crude
310	Crude Oil	CRUDELOTT	Smackover	25,000	Riveted, Cone Roof	Crude

311	Crude Oil	CRUDELOTT	Smackover	10,000	Riveted, Cone Roof	Crude
325	Crude Oil	CRUDELOTT	El Dorado East	1,000	Bolted, Cone Roof	Crude
337	Crude Oil	CRUDELOTT	Magnolia	5,000	Welded, Cone Roof	Crude
343	Crude Oil	CRUDELOTT	Magnolia	5,000	Bolted, Cone Roof	Crude
361	Crude Oil	CRUDELOTT	Smackover	1,500	Welded, Cone Roof	Crude
362	Crude Oil	CRUDELOTT	Smackover	1,500	Welded, Cone Roof	Crude
363	Crude Oil	CRUDELOTT	Magnolia	500	Welded, Cone Roof	Crude
364	Crude Oil	CRUDELOTT	Magnolia	500	Welded, Cone Roof	Crude
369	Crude Oil	CRUDELOTT	Magnolia	1,000	Bolted, Cone Roof	Crude
370	Crude Oil	CRUDELOTT	ShulerND	3,000	Welded, Cone Roof, Aluminum IFR	Crude
427	Crude Oil	CRUDELOTT	Magnolia	55,000	Riveted, Cone Roof	Crude
433	Crude Oil	CRUDELOTT	Magnolia	55,000	Welded, Cone Roof	Crude
435	Crude Oil	CRUDELOTT	Magnolia	37,000	Welded, Cone Roof	Crude
437	Crude Oil	CRUDEMAGNOLIA	Tank 437	55,000	Welded, External Floater, Pontoon	Crude
1003	Crude Oil	CRUDELOTT	Magnolia	25,000	Welded, Cone Roof	Crude
2002	Crude Oil	CRUDEMAGNOLIA	Tank 2002	85,000	Welded, External Floater, Pontoon	Crude
3089	Crude Oil	CRUDELOTT	El Dorado East	500	Bolted, Cone Roof	Crude
3090	Crude Oil	CRUDELOTT	El Dorado East	500	Bolted, Cone Roof	Crude

4596	Crude Oil	CRUDELOTT	Magnolia	1,000	Bolted, Cone Roof	Crude
7135	Crude Oil	CRUDELOTT	ShulerMeter	10,000	Bolted, Cone Roof	Crude
7142	Crude Oil	CRUDELOTT	El Dorado East	1,000	Bolted, Cone Roof	Crude
7173	Crude Oil	CRUDELOTT	El Dorado East	3,000	Bolted, Cone Roof	Crude
7174	Crude Oil	CRUDELOTT	El Dorado East	1,000	Bolted, Cone Roof	Crude
7184	Crude Oil	CRUDELOTT	El Dorado East	1,000	Bolted, Cone Roof	Crude
7196	Crude Oil	CRUDELOTT	Magnolia	1,000	Bolted, Cone Roof	Crude
7197	Crude Oil	CRUDELOTT	Magnolia	1,000	Bolted, Cone Roof	Crude
7198	Crude Oil	CRUDELOTT	Magnolia	10,000	Bolted, Cone Roof, Aluminum IFR	Crude
7215	Crude Oil	CRUDELOTT	El Dorado East	5,000	Bolted, Cone Roof	Crude
8000	Crude Oil	CRUDELOTT	El Dorado East	5,000	Bolted, Cone Roof	Crude
8852	Crude Oil	CRUDELOTT	El Dorado East	210	Welded, Cone Roof	Crude
8853	Crude Oil	CRUDELOTT	El Dorado East	210	Welded, Cone Roof	Crude
13650	Crude Oil	CRUDELOTT	ShulerND	400	Welded, Cone Roof	Crude
13653	Crude Oil	CRUDELOTT	ShulerND	400	Welded, Cone Roof	Crude
88688	Crude Oil	CRUDELOTT	ShulerND	472	Welded, Cone Roof	Crude
99160	Crude Oil	CRUDELOTT	ShulerND	5,000	Bolted, Cone Roof	Crude

SCHEDULE B

PRODUCTS

Gasoline

Ultra Low Sulfur Diesel

B-1